Exhibit 99.1

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FIRST QUARTER

FISCAL 2008 OPERATING RESULTS

Revenues, Adjusted Earnings and Backlog Increase to Record Highs

BEDFORD, Mass., (January 31, 2008) — Hologic, Inc. (NASDAQ: HOLX), a diversified medical technologies company specializing in diagnostics, imaging systems and interventional devices dedicated to serving the healthcare needs of women, today announced its results for the quarter ended December 29, 2007.

Highlights of the quarter include:

•	Record revenues of $371.4 million.

•	Merger with Cytyc Corporation on October 22, 2007 contributes $158 million of revenue (for 10 of 13 weeks).

•	Record 384 Selenia full field digital mammography systems installed and recognized as revenue.

•	Record backlog of $244.5 million for historical businesses (mammography/breast care/skeletal health).

•	Issued $1.725 billion of convertible senior notes (at 2% interest).

•	Term loan balance reduced to $295 million at December 29, 2007.

•	Reported net loss of $358.6 million due primarily to non-cash charges related to the Cytyc merger.

•	Hologic was added to the Nasdaq-100 index® on December 24, 2007.

First quarter fiscal 2008 revenues totaled $371.4 million, a 128% increase when compared to revenues of $163.2 million in the first quarter of fiscal 2007. The increase was primarily attributable to the inclusion of Cytyc revenues for the period from October 22, 2007 (the merger date) to December 29, 2007, which approximated $158 million. For the first quarter of fiscal 2008, Hologic reported a net loss of $358.6 million, or $3.31 per diluted share, compared with net income of $16.1 million, or $0.30 per diluted share, in the first quarter of fiscal 2007. Included in the first quarter of fiscal 2008 results were charges relating to the Cytyc merger of $370.0 million attributable to acquired in-process research and development costs, $41.5 million attributable to the increase in cost of revenues relating to the write-up of inventory to fair market value, and $20.4 million attributable to the amortization of intangibles.

The Company’s non-GAAP adjusted net income for the first quarter of fiscal 2008 increased 213% to $61.4 million compared to the Company’s non-GAAP adjusted net income of $19.7 million in the first quarter of fiscal 2007. The Company’s fiscal 2008 first quarter non-GAAP adjusted net income excludes the following:

•	a $370.0 million charge for the in-process research and development costs related to Cytyc;

•	a $41.5 million increase in cost of revenues relating to the write-up of acquired inventory to fair value;

•	a $26.2 million charge to operating expenses to amortize the intangible assets acquired from Cytyc, AEG, BioLucent, Fischer, R2 and Suros;

•	a $2.9 million impairment charge for certain intangible assets acquired from Cytyc and written-off; and

•	a $7.6 million charge for stock-based compensation expense.

Non-GAAP adjusted net income is a non-GAAP financial measure. A reconciliation of this adjusted net income to the Company’s net income for the first quarters of fiscal 2008 and 2007 is set forth in the supplemental disclosure schedule attached to this press release. The Company believes this non-GAAP measure is useful to investors in comparing the results of operations in fiscal 2008 to the comparable period in fiscal 2007 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006, as well as the Company’s non-cash compensation expense associated with its stock option and other equity awards. Management uses this non-GAAP financial measure for this purpose, and these amounts are also excluded by the Company when calculating compliance with the Company’s financial covenants under its credit facility. When analyzing the Company’s operating performance, investors should not consider this non-GAAP measure as a substitute for net income prepared in accordance with GAAP.

Pro-forma revenue for the full quarter, as if the companies had been combined in both periods, grew 24% to $408 million, compared to combined revenues of $326.3 million in the comparable quarter of 2007. This included an increase in revenues associated with the historical Cytyc businesses to $195.1 million from $163.1 million in the comparable quarter of fiscal 2007.

As expected, the Company recorded in the current quarter the entire expense of approximately $3.3 million associated with its participation at the Radiological Society of North America (“RSNA”) medical imaging trade show held in November 2007, which was up from the $2.5 million spent on the trade show in the first quarter of fiscal 2007.

During the first quarter, Hologic recognized as revenue the sale of 384 Selenia full-field digital mammography systems. At December 29, 2007, the Company’s backlog for orders of Selenia was 578 systems, and total backlog for the Company’s historical businesses was $244.5 million.

“We are pleased with our fiscal first quarter results which were slightly above expectations and provide a solid foundation for achieving our goals this fiscal year,” said Jack Cumming, Chief Executive Officer. “The demand for our products remains strong and we look forward to the full contribution from our enhanced sales capabilities and to fully leveraging the synergies of our recent acquisitions as we progress through the year.”

In connection with its transformational merger with Cytyc in early fiscal 2008, the Company added two significant new operating segments and combined a number of previous operating segments to better align the new resources of the combined company.

The Company now has four reporting segments: Breast Health (formerly Mammography/Breast Care), Diagnostics, GYN Surgical and Skeletal Health. The Diagnostics and GYN Surgical reporting segments were previously part of Cytyc. The AEG and MammoSite (formerly a part of Cytyc) operations are now included in Breast Health, and the osteoporosis assessment, mini C-arm and MRI products are included in Skeletal Health.

First quarter financial overview by segment:

•

Breast Health revenues increased 43% to $197.0 million for the first quarter of fiscal 2008 from $137.6 million for the same period in fiscal 2007. This increase was primarily due to continued increasing sales of Selenia together with R2 CAD software and the inclusion of the recently acquired MammoSite product from Cytyc. Operating income for this business segment in the first quarter of fiscal 2008 increased to $42.7 million compared to operating income of $24.6 million in the first quarter of fiscal 2007. This increase in operating income in the current quarter was primarily due to the significant increase in revenues and the higher gross margins on increasing product sales of Selenia and, to a lesser extent, lower cost of CAD in connection with our acquisition of R2. The operating income included a $2.5 million charge to cost of revenues relating to the write-up of inventory to fair market value in connection with the Cytyc merger. Breast Health costs and expenses in the first quarters of fiscal 2008 and 2007 included $4.9 million and $1.2 million, respectively, of stock-based compensation.

•

Diagnostics revenues, which includes the Company’s ThinPrep products and Full Term Fetal Fibronectin test, totaled $100.3 million for the first fiscal quarter of 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007. The operating loss for this business segment in the first quarter of fiscal 2008 was $82.0 million. The operating loss included an $85.2 million charge for in-process research and development and a $26.6 million charge to cost of revenues relating to the write-up of inventory to fair market value in connection with the Cytyc merger. Costs and expenses for this business segment in the first quarter of fiscal 2008 included $1.0 million of stock-based compensation.

•

GYN Surgical revenues, which includes the Company’s NovaSure endometrial ablation system and the Company’s Adiana complete transcervical sterilization system under development, totaled $49.9 million for the first fiscal quarter of 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007. The operating loss for this business segment in the first quarter of fiscal 2008 was $282.9 million. The operating loss included a $284.8 million charge for in-process research and development, a $12.4 million charge to cost of revenues relating to the write-up of inventory to fair market value and an impairment charge of $2.9 million for certain intangible assets related to the Cytyc merger. Costs and expenses for this business segment in the first quarter of fiscal 2008 included $.7 million of stock-based compensation.

•

Skeletal Health revenues decreased to $24.3 million for the first quarter of fiscal 2008 from $25.6 million for the same period in fiscal 2007. This decrease was primarily due to a reduction in the number of bone densitometry systems sold and a slight shift to lower end bone densitometry systems with lower average selling prices. The operating loss for this business segment in the first quarter of fiscal 2008 was $.6 million compared to operating income of $1.9 million in the first quarter of fiscal 2007, reflecting an inventory impairment charge of $2.0 million in the current quarter and a shift to more systems with fewer features, lower selling prices and earning lower gross margins which was offset in part by lower operating expenses. Skeletal Health costs and expenses in the first quarters of fiscal 2008 and 2007 included $1.0 million and $.3 million, respectively, of stock-based compensation.

Hologic’s management will host a conference call today at 9:00 a.m. (Eastern) to discuss first quarter fiscal 2008 operating results. Interested participants may listen to the call by dialing 877-419-6600 or 719-325-48560 for international callers and referencing code 4664587 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through February 5, 2008 at 888-203-1112 or 719-457-0820 for international callers, access code 4664587. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted in the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, and mini C-arm for extremity imaging. For more information visit www.hologic.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; and the Company’s expectations regarding the demand for the Company’s products and the anticipated benefits from its business combination with Cytyc. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

In addition to its merger with Cytyc, Hologic has recently acquired AEG Elektrofotografie, R2 Technologies, Suros Surgical Systems and BioLucent, Inc., and prior to Hologic’s acquisition of Cytyc, Cytyc had recently acquired Adiana, Inc. and Adeza BioMedical Corp. Risks and uncertainties relating to the Cytyc merger and these acquisitions could cause actual results to materially differ from those contemplated by the forward-looking statements. Such risks and uncertainties include, without limitation: the ability of Hologic to successfully integrate acquired businesses, which may result in the combined companies not operating as effectively and efficiently as expected; the ability and time it may take to achieve the expected synergies from its acquisitions; the risk that the Company may incur unexpected costs or liabilities in connection with an acquisition; the risk that the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; risks associated with international operations; financing risks associated with its acquisition of Cytyc, including risks associated with the Company’s significant debt incurred in financing that transaction, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases, restrictive covenants that may limit the Company’s ability to engage in advantageous transactions and other risks generally associated with the substantial leverage and other limitations resulting from such financing.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products; manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital

X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. The risks included above are not exhaustive.

Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS
	December 29, 2007	September 29, 2007
CURRENT ASSETS:
Cash and cash equivalents	$189,329	$100,403
Accounts receivable, net	288,404	152,743
Inventories	150,070	105,289
Deferred income tax asset	36,763	29,356
Prepaid expenses and other current assets	88,313	11,389

Total current assets	752,879	399,180

Property and equipment, net	258,741	69,769
Intangible assets, net	2,630,245	174,361
Goodwill, net	4,191,182	407,528
Other assets, net	65,581	15,511

	$7,898,628	$1,066,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
	December 29, 2007	September 29, 2007
CURRENT LIABILITIES:
Current portion of notes payable	$2,914	$1,977
Accounts payable	60,104	42,289
Accrued expenses	127,049	88,577
Deferred revenue	60,333	45,769

Total current liabilities	250,400	178,612

Notes payable, net of current portion	304,980	9,222
Convertible debt	1,728,694	—
Deferred tax liabilities	945,470	54,866
Deferred revenue	9,985	10,135
Other long term liabilities	49,357	7,791

Total long term liabilities	3,038,486	82,014

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value-
Authorized – 300,000 shares
Issued – 127,362 and 55,150 shares, respectively	1,274	551
Capital in excess of par value	4,794,813	634,029
Retained earnings	(190,635)	168,453
Accumulated other comprehensive income	5,723	4,123
Treasury stock, 107 and 90 shares, respectively, at cost	(1,433)	(1,433)

Total stockholders’ equity	4,609,742	805,723

	$7,898,628	$1,066,349

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 29, 2007	December 30, 2006
REVENUES	$371,445	$163,212
COSTS AND EXPENSES (1):
Cost of revenues	183,455	85,785
Cost of revenues – amortization of intangible assets	20,155	3,072
Research and development	20,147	10,816
Selling and marketing	56,986	20,883
General and administrative	34,334	14,731
Amortization of acquired intangible assets	6,249	1,408
Impairment of acquired intangible assets	2,900	—
Acquired in-process research and development	370,000	—

	694,226	136,695

(Loss) income from operations	(322,781)	26,517

Interest income	2,253	261
Interest and other expense, net	(31,674)	(842)

(Loss) income before provision for income taxes	(352,202)	25,936
Provision for income taxes	6,405	9,850

Net (loss) income	($358,607)	$16,086

Net (loss) income per common and common equivalent share:
Basic	($3.31)	$0.31

Diluted	($3.31)	$0.30

Weighted average number of common shares outstanding:
Basic	108,441	52,617

Diluted	108,441	54,394

(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$725	$173
Research and development	686	210
Selling and marketing	715	144
General and administrative	5,457	989

	$7,583	$1,516

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended				Three Months Ended
	December 29, 2007				December 30, 2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
REVENUES	$371,445	—		$371,445	$163,212	—		$163,212

COSTS AND EXPENSES:
Cost of revenues	183,455	(725	)(1)	141,187	85,785	(173	)(1)	85,612
		(41,543	)(3)
Cost of revenues – Amortization of intangible assets	20,155	(19,927	)(2)	228	3,072	(2,844	)(2)	228
Research and development	20,147	(686	)(1)	19,461	10,816	(210	)(1)	10,606
Selling and marketing	56,986	(715	)(1)	56,271	20,883	(144	)(1)	20,739
General and administrative	34,334	(5,457	)(1)	28,877	14,731	(989	)(1)	13,742
Amortization of acquired intangible assets	6,249	(6,249	)(2)	—	1,408	(1,408	)(2)	—
Impairment charge	2,900	(2,900	)(4)	—	—	—		—
Charge for in-process research and development	370,000	(370,000	)(5)	—	—	—		—

	694,226	(448,202)		246,024	136,695	(5,768)		130,927

(Loss) income from operations	(322,781)	448,202		125,421	26,517	5,768		32,285
Interest income	2,253	—		2,253	261	—		261
Interest and other income (expense), net	(31,674)	—		(31,674)	(842)	—		(842)

(Loss) income before provision for income taxes	(352,202)	448,202		96,000	25,936	5,768		31,704
Provision for income taxes	6,405	28,153	(6)	34,558	9,850	2,192	(7)	12,042

Net (loss) income	($358,607)	$420,049		$61,442	$16,086	$3,576		$19,662

(1)—(7) see explanatory notes on following pages.

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

(dollars in thousands)

The Company has provided net income on a non-GAAP basis for the first quarter of fiscal 2008 and 2007 excluding certain acquisition related charges and stock compensation expense. A reconciliation of this non-GAAP financial measure to the Company’s net (loss) income for the first quarter of fiscal 2008 and 2007 is set forth in the supplemental schedule above. The Company believes that this non-GAAP measure is useful to investors in comparing the results of operations in the first quarter of fiscal 2008 to the comparable period in fiscal 2007 by eliminating certain of the more significant effects of the acquisitions since fiscal 2006, as well as the Company’s non-cash compensation expense associated with its stock option and other equity awards. Management uses this non-GAAP financial measure for this purpose, and these amounts are also excluded by the Company when calculating compliance with the Company’s financial covenants under its credit facility. When analyzing the Company’s operating performance, investors should not consider this non-GAAP measure as a substitute for net (loss) income prepared in accordance with GAAP.

(1)	To exclude the impact of stock based compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three months ended December 29, 2007 and December 30, 2006, the total pre-tax expense for all stock based compensation expense in accordance with SFAS No. 123R was $7,583 and $1,516, respectively.

(2)	To exclude the ongoing, non-cash amortization of the intangible assets acquired since fiscal 2006.

(3)	To exclude the increase in cost of revenues resulting from the write-up of acquired Cytyc inventory sold during the first quarter of fiscal 2008.

(4)	To exclude the non-cash expense associated with the write-off of certain intangible assets acquired from Cytyc in the first quarter of fiscal 2008.

(5)	To exclude the non-cash expense associated with the write-off the acquired in-process research and development related to the acquisition of Cytyc in the first quarter of fiscal 2008.

(6)	To reflect the tax effect at an estimated effective rate of 36% of adjustments (1), (2), (3) and (4) above.

(7)	To reflect the tax effect at an estimated effective rate of 38% of adjustment (1) and (2) above.